EXHIBIT 99

                                PRESS RELEASE

Subject: Shipwreck Update: Odyssey Announces Preliminary First Quarter
Earnings

Odyssey Marine Exploration issued the following press release today:

              ODYSSEY ANNOUNCES PRELIMINARY FIRST QUARTER EARNINGS

TAMPA, FL - June 21, 2004 - Odyssey Marine Exploration, Inc (AMEX:OMR), a leader in the field of deep ocean shipwreck exploration has estimated revenue and earnings per share for the company's first quarter of the current fiscal year, which ended May 31, 2004. Based on preliminary financial results, Odyssey expects total consolidated revenue to be approximately $3.4 million and after tax earnings to be approximately $500,000, or $.01 per share. Actual first quarter results will be announced in the upcoming 10QSB, scheduled to be released in mid-July. Although the revenue and earnings per share estimates are being reported for the total quarter, all significant revenue occurred in the last month of the quarter, May. "We are very pleased to finally have our company generating significant revenues from our core business", stated John Morris, Odyssey's co-founder and CEO. "Our current inventory of coins from the SS Republic should enable us to continue to generate revenue for the next several quarters and we are looking forward to beginning the Sussex project". Odyssey Marine Exploration is an American Stock Exchange Company (Ticker symbol: OMR) with several shipwreck projects in various stages of development throughout the world, including the SS Republic and HMS Sussex projects. The company's vessel Odyssey Explorer is currently conducting the archaeological excavation of the SS Republic and the company's second ship, RV Odyssey, is conducting search operations on a number of additional projects in the Atlantic Ocean. Additional information about Odyssey, its projects and equipment is available at www.shipwreck.net.

                                   - END -

The Company believes the information set forth in this Press Release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," and "Business" in the Company's annual report on Form 10KSB for the year ended February 29, 2004, which has been filed with the Securities and Exchange Commission.